Filed pursuant to Rule 433. Registration Statement Nos. 333-184147 and 333-184147-01.

RBS Rogers Enhanced ETNs Holiday Schedule

The amount payable at maturity or upon early repurchase or redemption by The Royal Bank of Scotland plc of any RBS Rogers Enhanced ETNs, will be equal to the daily redemption value of the ETNs with respect to the applicable valuation date. The table below lists days that are scheduled exchange holidays for the NYSE Arca and the Relevant Commodities Exchanges in 2012, and indicates which days would not be valuation dates and which days would be valuation dates with partially postponed valuation for futures contracts trading on exchanges that were not open for trading on those valuation dates. An updated list will be posted from time to time at www. rbs.com/etnus. Holidays were taken from publicly available information published by the exchanges, and should be checked for current information. For more information relating to the calculation of the daily redemption value and this chart, please see pages PS-65 through PS-70 of the pricing supplement for the ETNs.

Exchange Holidays
Relevant Commodities Exchanges
Major Commodities Exchanges
Holiday	Date (2012)	Result	NYSE Arca	U.S. CBOT, CME, COMEX, NYMEX, KCBT, MGEX, ICE US	LME	ICE EU	NYSE Liffe	TOCOM	BMD
New Year's Day	January 2	NV	X	X	X	X	X	X	X
Exchange Holiday	January 3	PP						X
Coming of Age Day	January 9	PP						X
Martin Luther King, Jr. Day	January 16	NV	X	X
Chinese New Year	January 23	PP							X
Chinese New Year	January 24	PP							X
Federal Territory Day	February 1	PP							X
Birthday of Prophet Muhammad	February 5	PP							X
Thaipusam	February 7	PP							X
Presidents Day	February 20	NV	X	X
Vernal Equinox	March 20	PP						X
Good Friday	April 6	NV	X	X	X	X	X
Easter Monday	April 9	NV			X		X
Yang di-Pertuan Agong	April 11	PP							X
Japan Holiday	April 30	PP						X
Workers' Day	May 1	NV							X
Constitution Memorial Day	May 3	PP						X
Greenery Day	May 4	PP						X
Children's Day-Wesak Day	May 5	PP							X
NV means not a Valuation Date
PP means Postponement – Valuation Date for which determination of closing price is postponed for one or more underlying futures contracts.

BMD” means Bursa Malaysia Derivatives Berhad.	“LME” means The London Metal Exchange Limited.
“CBOT” means the Board of Trade of the City of Chicago Inc.	“MGEX” means the Minneapolis Grain Exchange.
“CME” means the Chicago Mercantile Exchange, Inc.	“NYMEX” means the New York Mercantile Exchange.
“COMEX” means the Commodity Exchange Inc., New York.	“NYSE Liffe” means the European derivatives market of NYSE Euronext.
“ICE EU” means ICE Futures Europe.	“TOCOM” means the Tokyo Commodity Exchange.
“ICE US” means ICE Futures U.S., Inc.
“KCBT” means the Board of Trade of Kansas City, Missouri, Inc.

IMPORTANT INFORMATION: The Royal Bank of Scotland plc (RBS plc) and The Royal Bank of Scotland Group plc (together, the RBS Entities) have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for the offering of RBS ETNs to which this communication may relate. Before you invest in any RBS ETNs, you should read the relevant prospectus in such registration statement and other documents that have been filed with the SEC for more complete information about the RBS Entities and offerings. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, RBS plc, RBS Securities Inc. or any dealer participating in the relevant offering will arrange to send you the relevant prospectus and pricing supplements if you request by calling 1-855-RBS-ETPS (toll-free).
To find out more Contact Pacer Financial at 855-727-3877 or visit www.rbs.com/etnUS

Exchange Holidays, Continued
Relevant Commodities Exchanges
Major Commodities Exchanges
Holiday	Date (2012)	Result	NYSE Arca	U.S. CBOT, CME, COMEX, NYMEX, KCBT, MGEX, ICE US	LME	ICE EU	NYSE Liffe	TOCOM	BMD
Early May Bank Holiday	May 7	NV			X
Memorial Day	May 28	NV	X	X
King's Birthday	June 2	PP							X
Spring Bank Holiday	June 4	NV			X
Queen's Diamond Jubilee	June 5	NV			X
Independence Day	July 4	NV	X	X
Ocean Day	July 16	PP						X
Hari Raya Pusasa (Eid-ul-Fitri)	August 19	PP							X
Hari Raya Pusasa (Eid-ul-Fitri)	August 20	PP							X
Summer Bank Holiday	August 27	NV			X
National Day	August 31	PP							X
Labor Day	September 3	NV	X	X
Malaysia Day	September 16	PP							X
Respect for the Aged Day	September 17	PP						X
Health and Sports Day	October 8	PP						X
Hari Raya Haji (Eid-ul-Adha)	October 26	PP							X
Deepavali	November 13	PP							X
Awal Muharram (maal Hijrah)	November 15	PP							X
Thanksgiving Day	November 22	NV	X	X
Labor Thanksgiving Day	November 23	PP						X
Christmas Eve	December 24	PP						X
Christmas Day	December 25	NV	X	X	X	X	X		X
Boxing Day	December 26	NV			X		X
Exchange Holiday	December 31	PP						X

The RBS ETNs are not sponsored, endorsed, sold or promoted by Beeland Interests Inc. (“Beeland Interests”), James B. Rogers, Jr. or Diapason Commodities Management SA (“Diapason”). Neither Beeland Interests, James B. Rogers, Jr. nor Diapason makes any representation or warranty, express or implied, nor accepts any responsibility, regarding the accuracy or completeness of this document, or the advisability of investing in securities or commodities generally, or in the RBS ETNs or in futures particularly. “Jim Rogers”, “James Beeland Rogers, Jr.”, “Rogers”, “Rogers International Commodity Index”, “RICI”, “RICI Enhanced”, and the names of all other RICI EnhancedSM Indices mentioned herein are trademarks, service marks and/or registered marks of Beeland Interests, Inc., which is owned and controlled by James Beeland Rogers, Jr., and are used subject to license. The personal names and likeness of Jim Rogers/James Beeland Rogers, Jr. are owned and licensed by James Beeland Rogers, Jr.

NEITHER BEELAND INTERESTS NOR DIAPASON, NOR ANY OF THEIR RESPECTIVE AFFILIATES OR AGENTS, GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE ROGERS INTERNATIONAL COMMODITY INDEX (“RICI”), THE RICI ENHANCED, ANY SUB-INDEX THEREOF, OR ANY DATA INCLUDED THEREIN. SUCH PERSON SHALL NOT HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN AND MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY OWNERS OF THE RBS ETNS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RICI, THE RICI ENHANCED, ANY SUB-INDEX THEREOF, ANY DATA INCLUDED THEREIN OR THE RBS ETNS. NEITHER BEELAND INTERESTS NOR DIAPASON, NOR ANY OF THEIR RESPECTIVE AFFILIATES OR AGENTS, MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EACH EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RICI, THE RICI ENHANCED, ANY SUB INDEX THEREOF, OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL BEELAND INTERESTS, DIAPASON OR ANY OF THEIR RESPECTIVE AFFILIATES OR AGENTS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL, OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

NEITHER THE INDICATION THAT SECURITIES OR OTHER FINANCIAL PRODUCTS OFFERED HEREIN ARE BASED ON DATA PROVIDED BY ICE DATA LLP, NOR THE USE OF THE TRADEMARKS OF ICE DATA LLP IN CONNECTION WITH SECURITIES OR OTHER FINANCIAL PRODUCTS DERIVED FROM SUCH DATA IN ANY WAY SUGGESTS OR IMPLIES A REPRESENTATION OR OPINION BY ICE DATA OR ANY OF ITS AFFILIATES AS TO THE ATTRACTIVENESS OF INVESTMENT IN ANY SECURITIES OR OTHER FINANCIAL PRODUCTS BASED UPON OR DERIVED FROM SUCH DATA. ICE DATA IS NOT THE ISSUER OF ANY SUCH SECURITIES OR OTHER FINANCIAL PRODUCTS AND MAKES NO EXPRESS OR IMPLIED WARRANTIES WHATSOEVER, INCLUDING BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH DATA INCLUDED OR REFLECTED THEREIN, NOR AS TO RESULTS TO BE OBTAINED BY ANY PERSON OR ANY ENTITY FROM THE USE OF THE DATA INCLUDED OR REFLECTED THEREIN.